EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
FirstCity Financial Corporation Employees’ Profit Sharing and Retirement Plan:

We consent to the incorporation by reference in the registration statements (Nos. 333-000623, 33-09485 and 333-124861) on Forms S-8 of FirstCity Financial Corporation of our report dated July 14, 2005, with respect to the statements of assets available for benefits of the FirstCity Financial Corporation Employees’ Profit Sharing and Retirement Plan as of December 31, 2004 and 2003, the related statement of changes in assets available for benefits for the years ended December 31, 2004 and 2003 and the related supplemental schedule of assets (held at end of year) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of the FirstCity Financial Corporation Employees’ Profit Sharing and Retirement Plan.

Waco, Texas
July 14, 2005

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